Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)

Becton, Dickinson and Company
(Exact Name of Registrant as Specified in its Charter)

Becton Dickinson Euro Finance S.à r.l.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Becton, Dickinson and Company Common Stock, $1.00 par value	457(o)	(1)	(1)	(2)	0.0001381	(2)
Fees to Be Paid	Equity	Becton, Dickinson and Company Preferred Stock, $1.00 par value	457(o)	(1)	(1)	(2)	0.0001381	(2)
Fees to Be Paid	Equity	Becton, Dickinson and Company Depositary Shares	457(o)	(1)	(1)	(2)	0.0001381	(2)
Fees to Be Paid	Debt	Becton, Dickinson and Company Debt Securities	457(o)	(1)	(1)	(2)	0.0001381	(2)
Fees to Be Paid	Other	Becton, Dickinson and Company Warrants to purchase Common Stock and Debt Securities of Becton, Dickinson and Company	457(o)	(1)	(1)	(2)	0.0001381	(2)
Fees to Be Paid	Other	Becton, Dickinson and Company Purchase Contracts	457(o)	(1)	(1)	(2)	0.0001381	(2)
Fees to Be Paid	Other	Becton, Dickinson and Company Units	457(o)	(1)	(1)	(2)	0.0001381	(2)
Fees to Be Paid	Debt	Becton, Dickinson and Company Guarantees of Debt Securities of Becton Dickinson Euro Finance S.à r.l.	457(o)	(3)	N/A	N/A	0.0001381	(3)
Fees to Be Paid	Debt	Becton Dickinson Euro Finance S.à r.l. Debt Securities	457(o)	(1)	(1)	(2)	0.0001381	(2)
Fees to Be Paid	Unallocated (Universal) Shelf		457(o)			$10,000,000,000(2)	0.0001381	$1,381,000(2)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$10,000,000,000		$1,381,000
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,381,000

(1)
Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. There is being registered hereby such indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts, units and guarantees of Becton, Dickinson and Company (“BD”) and debt securities of Becton Dickinson Euro Finance S.a r.l. (“Becton Finance”) as may from time to time be issued at currently indeterminable prices, and as may be issuable upon conversion, redemption, repurchase, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable on conversion, exchange, exercise or settlement of other securities. The amount registered, the proposed maximum offering price per unit, the maximum aggregate offering price and the amount of registration fee are not specified as to each class of securities being registered. The proposed maximum offering price per unit will be determined from time to time by the registrants in connection with the issuance of securities registered under the registration statement to which this Exhibit 107 relates (the “Registration Statement”).

(2)
The maximum aggregate offering price of all securities reflected in the table above has been estimated solely for purposes of calculating a registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). In no event will the aggregate offering price of the securities issued under the Registration Statement exceed the amount registered.

(3)
BD will fully and unconditionally guarantee the obligations of Becton Finance under its debt securities. No separate consideration will be paid in respect of any such guarantees. Pursuant to Rule 457(n) of the Securities Act, no separate fee is payable with respect to the guarantees of the debt securities.